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                                                                    Exhibit 99.1

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                                                                  [LOGO] VOXWARE

                                                      people  power  performance

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     VOXWARE ANNOUNCES EXECUTION OF $6.04 MILLION FINANCING AND CONVERSION OF
     SERIES D CONVERTIBLE PREFERRED STOCK

     PRINCETON, NJ -- AUGUST 11, 2005 - Voxware, Inc. (OTC: VOXW), a leading supplier of voice-based solutions for the logistics workforce, announced it has executed transaction documents for a private placement of up to 206,250,000 shares of its common stock, $0.001 par value (the "Common Stock"), at $0.032 per share (the "Private Placement"). On August 11, 2005, the Company issued and sold an aggregate of 188,860,967 shares. Aggregate gross proceeds to the Company were approximately $6.04 million before taking into account expenses and commissions. An additional 17,389,033 shares may be sold by the Company until August 22, 2005.

     London-based Nash Fitzwilliams Ltd was placement agent for the transaction, and Mufson Howe Hunter & Company LLC, based in Philadelphia, served as the Company's financial advisor.

     In connection with the Private Placement, the holders of a majority of the Company's Series D Convertible Preferred Stock (the "Series D Preferred Stock") agreed to convert all of the Company's outstanding shares of Series D Preferred Stock into shares of Common Stock. As a result, on August 11, 2005, 649,016,089 shares of Series D Preferred Stock were converted into 650,918,093 shares of Common Stock, giving effect to accrued dividends. As of August 11, 2005, giving effect to the Private Placement and conversion of the Series D Preferred Stock, the Company has 918,832,575 shares of Common Stock issued and outstanding. No shares of Series D Preferred Stock are outstanding. Further, the holders of a majority of the Company's Series D Preferred Stock have agreed to amend and restate all of the Company's outstanding warrants to purchase shares of Series D Preferred Stock into warrants to purchase shares of Common Stock of the Company. Net proceeds from the Private Placement will be used primarily for working capital and general corporate purposes.

     In connection with the Private Placement, and in accordance with the terms of the Company's by-laws, the Company's Board has been increased from six members to seven members. Mr. James Alexandre was elected to the Board, effective August 11, 2005.

     The securities sold in this Private Placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. The Shares are being issued in a transaction exempt from registration under the Securities Act pursuant to
     Section 4(2) thereof and Regulation D promulgated thereunder. Voxware anticipates filing a registration statement on September 9, 2005 to register the shares of Common Stock for resale.

     "Voxware is pleased to have been able to complete this financing," commented Thomas J. Drury, Jr., Voxware's President and Chief Executive Officer. "This highly successful financing indicates continued strong support from our current investors as well as a high level of enthusiasm for Voxware's long-term potential from our new investors. The voice logistics market is growing rapidly. This round of investment positions Voxware to invest in and capitalize on that growth, and better position the Company for expansion in both domestic and international markets. In addition, the conversion of all preferred stock to a single class of publicly traded common stock enables all of our shareholders to participate equally in the growth of our business."

     FOR ADDITIONAL INFORMATION:

     Press Contact:                             Investor Relations Contact:
     Maureen Miller                             IR@voxware.com
     Total Marketing Concepts
     732-747-5786

     This news release may contain forward-looking statements. Such statements are subject to certain factors that may cause Voxware's plans to differ or results to vary from those expected including the risks associated with Voxware's need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware's need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware's results of operations; competition from others; Voxware's evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware's need for additional capital; and a variety of risks set forth from time to time in Voxware's filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results

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